Free Writing Prospectus Dated November 16, 2009
Registration Statement No. 333-155418
Filed Pursuant to Rule 433 of the Securities Act of 1933
FINAL TERM SHEET

Issuer:	Progress Energy, Inc.

Legal Format:	SEC Registered

Trade Date:	November 16, 2009

Settlement Date:	November 19, 2009

Designation:	4.875% Senior Notes due 2019

Ratings:	Baa2 (Moody’s); BBB (S&P); BBB (Fitch)

Principal Amount:	$350,000,000

Date of Maturity:	December 1, 2019

Interest Rate:	4.875%

Interest Payment Dates:	Payable semiannually on June 1 and December 1 of each year, commencing June 1, 2010.

Public Offering Price:	99.809% of the principal amount thereof.

Benchmark Treasury:	3.375% UST due on November 15, 2019

Benchmark Treasury Yield:	3.349%

Spread to Benchmark Treasury:	155 basis points

Re-offer Yield:	4.899%

Redemption Terms:	Redeemable prior to maturity, at any time in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 25 basis points (as defined and described in further detail in the Prospectus Supplement).

Designation:	6.00% Senior Notes due 2039

Ratings:	Baa2 (Moody’s); BBB (S&P); BBB (Fitch)

Principal Amount:	$600,000,000

Date of Maturity:	December 1, 2039

Interest Rate:	6.00%

Interest Payment Dates:	Payable semiannually on June 1 and December 1 of each year, commencing June 1, 2010.

Public Offering Price:	99.914% of the principal amount thereof.

Benchmark Treasury:	4.50% UST due on August 15, 2039

Benchmark Treasury Yield:	4.276%

Spread to Benchmark Treasury:	173 basis points

Re-offer Yield:	6.006%

Redemption Terms:	Redeemable prior to maturity, at any time in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 30 basis points (as defined and described in further detail in the Prospectus Supplement).

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. RBS Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
Lazard Capital Markets LLC
Cabrera Capital Markets, LLC
The Williams Capital Group, L.P.
Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or RBS Securities Inc. toll-free at 1-866-884-2071.